Exhibit 10.23

SECOND AMENDMENT TO LEASE

Effective the 15th day of August, 2006, PARADIGM RESOURCES, L.C., a Utah limited liability company (hereinafter “Landlord”) and AMEDICA CORPORATION, a Delaware corporation (hereinafter “Tenant”) enter into the following agreement:

RECITALS:

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated March 22, 2004 (hereinafter “Lease”), for Suite 302, located at 615 Arapeen Drive, in the City of Salt Lake, County of Salt Lake, State of Utah (hereinafter “Leased Premises”); and

WHEREAS, Landlord and Tenant desire to lease Suite 305 as additional space to Tenant (hereinafter “Additional Space”); and

WHEREAS, Landlord and Tenant desire to recalculate and update the pro rata share and load factor based on the current configuration of the overall square footage of the building; and

WHEREAS, Landlord and Tenant desire to modify the Lease as follows:

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, it is covenanted and agreed between the parties that the Lease be modified and amended as follows:

1.	Section 1.01(1) PREMISES of the Lease is stricken in its entirety and restated as follows: “That portion of the building at the approximate location outlined on Exhibit “A” known as Suite 302 consisting of approximately 6,371 square feet of gross rentable area, and Suite 305 consisting of approximately 3,134 square feet of gross rentable area for an overall total of 9,505 square feet of gross rentable area. Approximately 16.5288% of such area is Tenant’s proportionate share of common area hallways, restrooms, etc. in the building.”

2.	BASE MONTHLY RENT from and after the date of this Agreement shall be as follows: Sixteen Thousand Five Hundred Twenty-Four and 56/100 Dollars ($16,524.56).

3.	Base Monthly Rent shall thereafter escalate as follows: “$17,020.30 monthly, commencing September 1, 2006; $17,530.90 monthly, commencing September 1, 2007; $18,056.83 monthly, commencing September 1, 2008.”

4.	Section 1.01(O) TENANT’S PRO RATA SHARE OF OPERATING EXPENSES shall be stricken in its entirety and restated as follows: “Tenant shall be responsible for all operating expenses as defined in Section 3.03. Tenant’s proportionate of Basic Costs shall be 10.59%. Said operating expenses include Basic Costs, Direct Costs, and Metered Costs as defined in Section 3.03 and are currently estimated to be $5.50 per square foot or $4,356.46/month.

5.	LANDLORD CONTRIBUTION TO TENANT’S WORK: Landlord shall contribute an amount not to exceed Fifteen Thousand Forty-Three and 20/100 Dollars ($15,043.20) toward Tenant’s cost of improvements in the Additional Space, to be paid on the latter of Tenant opening for business or upon satisfactory completion of Tenant’s work. Landlord shall have no obligation to pay any portion of Landlord’s contribution to Tenant’s Work unless and until Landlord has been satisfied in its sole reasonable determination that Tenant has completed all of its construction obligations for the Leased Premises and provided Landlord with satisfactory evidence thereof, including, but not limited to, lien waivers from all contractors and subcontractors who have worked on the Leased Premises and all those who have supplied materials which have been utilized in the construction of the space. Tenant shall submit to Landlord a written request for payment of Landlord’s contribution as set forth herein, together with commercially reasonable evidence of the fact that it has completed al I of Tenant’s work. Such evidence to be provided by Tenant shall include, but not be limited to, lien waivers from all contractors and subcontractors who have performed Tenant’s Work together with additional lien waivers from any supplier which has provided materials utilized in Tenant’s Work with a total aggregate value of more than $1,000.00. Within ten (10) days of receiving the written request for payment from Tenant, Landlord shall either pay Tenant the requested amount, or respond in writing with a list of specific objections to Tenant’s evidence, together with a request for any additional evidence, detail, and/or information which Landlord reasonably deems to be required.

6.	The current gross rentable square footage of the building is agreed by both Landlord and tenant to be 89,766 square feet.

7.	Except as specifically modified, altered, or changed by this Amendment, the Lease and any amendments and/or extensions shall remain unchanged and in full force and effect throughout the term of the Lease.

LANDLORD:	PARADIGM RESOURCES, L.C., a Utah limited liability company

	By:	/s/ W. Richards Woodbury
W. Richards Woodbury, Manager

	By:	/s/ Don R. Brown
Don R. Brown, Manager

TENANT:	AMEDICA CORPORATION, a Delaware corporation

	By:	/s/ Eugene B. Jones
		Its	Vice President - Finance

By:
Its

ACKNOWLEDGMENT OF LANDLORD

STATE OF UTAH

COUNTY OF SALT LAKE

On this 22nd day of August, 2006, before me personally appeared W. RICHARDS WOODBURY and DON R. BROWN, who being by me duly sworn did each for himself say that he is a Manager of that certain limited liability company known as PARADIGM RESOURCES, L.C., and that the within instrument was executed on behalf of said company by authority granted in said company’s operating agreement.

/s/ Delanie Kay Tucker
Notary Public

ACKNOWLEDGEMENT OF TENANT

(Corporate)

STATE OF UTAH

COUNTY OF SALT LAKE

On this 15th day of August, 2006, before me personally appeared Eugene B. Jones and                     , to me personally known to be the VP Finance and                      of Amedica, the corporation that executed the within instrument, known to me to be the persons who executed the within instrument on behalf of said corporation therein named, and acknowledged to me that such corporation executed the within instrument pursuant to its by-laws or a resolution of its board of directors.

/s/ Linda L. Lamoreaux
Notary Public